Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS AND MAINTAINS GUIDANCE

AUSTIN, Minn. (May 23, 2013) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2013 second quarter. All comparisons are to second quarter or first half of fiscal 2012.

HIGHLIGHTS

Second Quarter

•                  Full year guidance range of $1.93 to $2.03 maintained

•                  Diluted EPS of $.46, down 4 percent

•                  Non-recurring costs related to the SKIPPY® peanut butter acquisition were approximately $9 million

•                  Segment operating profit down 2 percent

•                  Dollar sales of $2.2 billion, up 7 percent

•                  Volume up 4 percent

•                  Grocery Products operating profit up 10 percent; volume up 47 percent (volume up 3 percent excluding sales of Don Miguel products and SKIPPY® peanut butter); dollar sales up 49 percent (sales up 4 percent excluding sales of Don Miguel products and SKIPPY® peanut butter)

•                  Refrigerated Foods operating profit up 3 percent; volume down 4 percent; dollar sales down 2 percent

•                  Jennie-O Turkey Store operating profit down 26 percent; volume down 4 percent; dollar sales down 2 percent

•                  Specialty Foods operating profit up 24 percent; volume up 4 percent; dollar sales up 7 percent

•                  International & Other (formerly All Other) operating profit up 21 percent; volume up 11 percent (volume down 2 percent excluding sales of SKIPPY® peanut butter); dollar sales up 21 percent (sales up 4 percent excluding sales of SKIPPY® peanut butter)

The company reported fiscal 2013 second quarter net earnings of $125.5 million, down 2 percent from net earnings of $127.9 million a year earlier. For the six months ended April 28, 2013, net earnings were $255.2 million, essentially even with net earnings of $256.3 million for the same period last year.  Diluted net earnings per share for the six months ended April 28, 2013 were $.95, equal to diluted net earnings per share of $.95 last year.

Sales for the quarter were $2.2 billion, up 7 percent from fiscal 2012. For the six months ended April 28, 2013, sales totaled $4.3 billion, up 5 percent from the same period last year.

COMMENTARY

“We were pleased to deliver sales and volume growth, despite harvest reductions in both our Refrigerated Foods and Jennie-O Turkey Store operations. In terms of operating profits, improved results by our Specialty Foods, Grocery Products, and International & Other segments did not fully offset weaker results by our Jennie-O Turkey Store segment. Our earnings were also impacted by non-recurring costs related to our acquisition of the SKIPPY® peanut butter business in the amount of $9 million. Overall, earnings per share of $0.46 during the quarter keep us on track to maintain our full year guidance,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Our Specialty Foods team delivered impressive earnings on significant sales growth. The Grocery Products segment turned in a strong sales quarter, led by HERDEZ® and CHI-CHI’S® Mexican products, HORMEL® COMPLEATS® microwave meals, and DINTY MOORE® stew. Our International team achieved excellent results led by higher sales of the SPAM® family of products,” commented Ettinger.  “Although the team at Jennie-O Turkey Store was confronted with higher grain costs and lower commodity turkey meat prices, we are encouraged by the continued growth in sales of our value-added turkey products. We are also excited about the launch of our new HORMEL® REV® snack wraps by our Refrigerated Foods team, which are arriving on-shelf at retailers nationally.”

“The integration of the domestic SKIPPY® peanut butter business into our Grocery Products segment was completed during the quarter, ahead of schedule. The closing of the acquisition of the China business is on track to be completed by the end of the fiscal year,” stated Ettinger.

SEGMENT OPERATING SUMMARIES — SECOND QUARTER

Grocery Products (18% of Net Sales, 24% of Total Segment Operating Profit)

Grocery Products operating profit increased 10 percent. Sales including Don Miguel products and SKIPPY® peanut butter grew 49 percent, led by sales of HERDEZ® and CHI-CHI’S® Mexican products, the SPAM® family of products, DINTY MOORE® stew, and MARY KITCHEN® hash. Sales growth of HORMEL® COMPLEATS® microwave meals was aided by introduction of new cheesy pasta items.

Refrigerated Foods (47% of Net Sales, 28% of Total Segment Operating Profit)

Segment profit for Refrigerated Foods was 3 percent above last year on a sales decline of 2 percent. Increased grain costs in our live production operations held down the overall performance of this segment, offset by improved results in the other parts of the business. Results in the value-added businesses were led by retail sales of HORMEL® party trays, HORMEL® convenience bacon, LLOYD’S® ribs, and by foodservice sales of HORMEL® FIRE BRAISED™ meats and HORMEL® Pecanwood bacon.

Jennie-O Turkey Store (18% of Net Sales, 27% of Total Segment Operating Profit)

Segment profit for Jennie-O Turkey Store declined 26 percent on a sales decrease of 2 percent, as increased sales of value-added products were insufficient to offset higher grain costs and weaker commodity turkey prices. Value-added sales grew in retail and foodservice trade channels, led by retail sales of JENNIE-O TURKEY STORE® fresh tray pack and turkey bacon.

Specialty Foods (11% of Net Sales, 13% of Total Segment Operating Profit)

Specialty Foods segment profit rose 24 percent on a sales gain of 7 percent. Growth was led by sales of ingredients, ready-to-drink beverages, nutritional products, and sugar. The agreement allowing Diamond Crystal Brands to sell SPLENDA® sweetener into foodservice trade channels will expire effective June 30, 2013.

International & Other (6% of Net Sales, 8% of Total Segment Operating Profit)

The International & Other segment, formerly known as the All Other segment, posted segment profits that were up a strong 21 percent on sales growth of 21 percent. Results were primarily driven by higher sales of the SPAM® family of products, improved profitability of our fresh pork exports, and better results by our operations in China.

General Corporate Expense

General corporate expense increased, primarily related to higher employee costs.

OUTLOOK

“We are pleased with the growth being demonstrated by our Grocery Products and International & Other segments, and anticipate continued success for those segments going forward. In addition to continued organic growth, those two segments’ results will benefit from the SKIPPY® peanut butter acquisition.  Our Specialty Foods segment will be challenged by the loss of the SPLENDA® sweetener sales in the back half of the year. Our Refrigerated Foods segment is presently facing weaker pork operating margins and challenges in live hog production operations, though we expect those factors to improve in the back half of the year. We expect results in our Jennie-O Turkey Store segment will turn the corner as pressures from higher commodity grain prices and weaker turkey commodity meat prices begin to moderate in the back half of the year. Taking all of these factors into account, we are maintaining our full-year guidance of $1.93 to $2.03 per share,” concluded Ettinger.

DIVIDENDS

Effective May 15, 2013, the Company paid its 339th consecutive quarterly dividend, at the annual rate of $.68.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Thursday, May 23, 2013. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial-in number is 866-225-8754 and the access code is 4617224.  An audio replay is available by calling 800-406-7325 and entering access code 4617224.  The audio replay will be available beginning at 10:30 a.m. CT on Thursday, May 23, 2013, through 11:59 p.m. CT on Thursday, June 6, 2013.  The webcast replay will be available at 10:30 a.m. CT, Thursday, May 23, 2013, and will be archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2012, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fifth year in a row. Hormel Foods debuted on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 28-35 in the company’s Form 10-Q for the quarter ended January 27, 2013, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.

Segment Data

Fiscal 2013 Second Quarter Segment Operating Results (dollars in thousands)

	SECOND QUARTER — THIRTEEN WEEKS ENDED
	April 28, 2013	April 29, 2012	% Change
NET SALES
Grocery Products	$393,505	$263,993	49.1
Refrigerated Foods	1,011,370	1,031,975	(2.0)
Jennie-O Turkey Store	384,739	391,053	(1.6)
Specialty Foods	245,691	228,947	7.3
International & Other	117,381	96,891	21.1
Total	$2,152,686	$2,012,859	6.9

OPERATING PROFIT
Grocery Products	$47,295	$42,858	10.4
Refrigerated Foods	54,680	53,009	3.2
Jennie-O Turkey Store	51,999	70,198	(25.9)
Specialty Foods	25,967	20,859	24.5
International & Other	15,618	12,855	21.5
Total segment operating profit	195,559	199,779	(2.1)
Net interest and investment expense (income)	2,026	945	114.4
General corporate expense	9,751	6,088	60.2
Noncontrolling interest	1,121	1,048	7.0
Earnings before income taxes	$184,903	$193,794	(4.6)

	YEAR TO DATE — TWENTY-SIX WEEKS ENDED
	April 28, 2013	April 29, 2012	% Change
NET SALES
Grocery Products	$727,645	$533,472	36.4
Refrigerated Foods	2,074,771	2,115,500	(1.9)
Jennie-O Turkey Store	775,073	768,424	0.9
Specialty Foods	479,536	446,971	7.3
International & Other	211,902	187,931	12.8
Total	$4,268,927	$4,052,298	5.3

OPERATING PROFIT
Grocery Products	$97,208	$86,951	11.8
Refrigerated Foods	108,470	106,758	1.6
Jennie-O Turkey Store	110,944	146,960	(24.5)
Specialty Foods	49,728	37,506	32.6
International & Other	32,729	25,326	29.2
Total segment operating profit	399,079	403,501	(1.1)
Net interest and investment expense (income)	3,310	2,569	28.8
General corporate expense	16,395	14,815	10.7
Noncontrolling interest	2,450	1,986	23.4
Earnings before income taxes	$381,824	$388,103	(1.6)

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012

Net sales	$2,152,686	$2,012,859	$4,268,927	$4,052,298

Cost of products sold	1,799,885	1,677,252	3,571,933	3,379,282

GROSS PROFIT:	352,801	335,607	696,994	673,016

Selling, general and administrative	173,066	148,684	328,897	301,161

Equity in earnings of affiliates	7,194	7,816	17,037	18,817

OPERATING INCOME:	186,929	194,739	385,134	390,672

Other income & expenses:
Interest & investment income	1,116	2,338	2,926	3,928
Interest expense	(3,142)	(3,283)	(6,236)	(6,497)

EARNINGS BEFORE INCOME TAXES:	184,903	193,794	381,824	388,103

Provision for income taxes	58,262	64,859	124,138	129,835
(effective tax rate)	31.51%	33.47%	32.51%	33.45%

NET EARNINGS	126,641	128,935	257,686	258,268
Less: net earnings attributable to noncontrolling interest	1,121	1,048	2,450	1,986
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$125,520	$127,887	$255,236	$256,282

NET EARNINGS PER SHARE
Basic	$.47	$.49	$.97	$.97
Diluted	$.46	$.48	$.95	$.95

WEIGHTED AVG SHARES O/S
Basic	264,868	263,610	264,406	263,778
Diluted	270,780	269,061	269,960	269,334

DIVIDENDS DECLARED
PER SHARE	$.17	$.15	$.34	$.30

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

	April 28, 2013	October 28, 2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$262,748	$682,388
Short-term marketable securities	—	77,387
Accounts receivable	462,239	507,041
Inventories	998,931	950,521
Income taxes receivable	17,181	16,460
Deferred income taxes	71,284	68,560
Prepaid expenses	12,037	12,772
Other current assets	7,920	5,555

TOTAL CURRENT ASSETS	1,832,340	2,320,684

INTANGIBLES	1,314,930	753,947

OTHER ASSETS	562,612	564,855

PROPERTY, PLANT & EQUIPMENT, NET	957,759	924,480

TOTAL ASSETS	$4,667,641	$4,563,966

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$707,894	$786,300

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	691,915	702,741

SHAREHOLDERS’ INVESTMENT	3,017,832	2,824,925

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,667,641	$4,563,966

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twenty-Six Weeks Ended
	April 28, 2013	April 29, 2012
OPERATING ACTIVITIES
Net earnings	$257,686	$258,268
Depreciation and amortization of intangibles	61,161	59,707
Increase in working capital	(55,857)	(100,401)
Other	(5,432)	(4,543)
NET CASH PROVIDED BY OPERATING ACTIVITIES	257,558	213,031

INVESTING ACTIVITIES
Net sale of securities	77,558	—
Acquisitions of businesses/intangibles	(663,128)	(168)
Net purchases of property / equipment	(41,183)	(56,414)
(Increase) decrease in investments, equity in affiliates, and other assets	(5,016)	4,746
NET CASH USED IN INVESTING ACTIVITIES	(631,769)	(51,836)

FINANCING ACTIVITIES
Dividends paid on common stock	(84,405)	(73,186)
Share repurchase	(7,928)	(42,088)
Other	46,753	14,662
NET CASH USED IN FINANCING ACTIVITIES	(45,580)	(100,612)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	151	1,066
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(419,640)	61,649
Cash and cash equivalents at beginning of year	682,388	463,130
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$262,748	$524,779